Exhibit 10.4

[Date] Equity Grant Agreement
GE Vernova Inc. 2024 Long-Term Incentive Plan (“Plan”)

GE Vernova Inc. 2024 Performance Stock Unit Grant Agreement (“Grant Agreement”)
For <<Employee Name>> (“Grantee”)

Grant Date	PSUs Granted
<<Date>>	<<Number>>

1. Grant. The Compensation and Human Capital Committee (“Committee”) of the Board of Directors of GE Vernova Inc. (“Company”) has granted the above number of Performance Stock Units (“PSUs”) to the individual named in this Grant Agreement (“Grantee”), subject to the terms of this Grant Agreement. Without limiting any condition of this PSU award, the award may be cancelled, if determined in the sole discretion of the Company, if the Grantee does not confirm acceptance within 45 days of the Grant Date. Once vested, each PSU entitles the Grantee to receive from the Company (i) one share of Common Stock and (ii) a cash payment in respect of Dividend Equivalents (described below), each in accordance with the terms of this Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Committee.

2. Vesting. A PSU shall become vested only upon satisfaction of the employment criteria set forth below and the performance criteria described on Appendix B, except as set forth below.

a.Employment Criteria. In order to vest in a PSU with respect to which the performance criteria are satisfied, the Grantee must not incur a Termination of Employment from the Grant Date through the applicable Vesting Date listed on Appendix A or as otherwise provided in the Plan or as set forth below. All unvested PSUs shall be immediately cancelled without payment upon the Grantee’s Termination of Employment for any reason before the applicable Vesting Date, except as specifically provided in the Plan or as set forth below:

i.Death or Disability. If the Grantee’s Termination of Employment is as a result of the Grantee’s death or Disability prior to the Vesting Date listed on Appendix A, then the employment criteria shall be deemed satisfied as of such Termination of Employment and the Minimum Vesting Condition shall not apply; provided, however, that the PSUs will continue to be subject to the performance criteria set forth on Appendix B through the Vesting Date listed on Appendix A.

ii.Retirement Eligibility. Notwithstanding Section VII(c) of the Plan, if the Grantee meets the requirements for Retirement prior to the Vesting Date listed on Appendix A, then the employment criteria shall be deemed satisfied on the later of (A) the first anniversary of the Grant Date or (B) the date on which such requirements for Retirement are first met, but the performance criteria will continue to apply through the date of certification of the performance criteria by the Committee; provided, that if the Grantee incurs a Termination of Employment for Cause prior to the final Vesting Date listed on Appendix A, then any PSUs that are unvested or vested and unsettled as of the date of such Termination of Employment shall be forfeited by the Grantee and immediately cancelled without payment. For the avoidance of doubt, in the event the Grantee meets the requirements for Retirement prior to the Vesting Date listed on Appendix A, any such PSUs for which the employment criteria have been deemed satisfied as a result of the Grantee meeting the requirements for Retirement shall remain subject to the performance criteria set forth on Appendix B through the Vesting Date and shall only be delivered to the Grantee following such Vesting Date in accordance with Section 4 of this Grant Agreement.

3. Dividend Equivalents. The Company will establish an amount for each PSU equal to the per share quarterly dividend payments made to the Company’s shareholders during the period beginning on the Grant Date and ending on the date on which the shares underlying the PSUs are delivered to the Grantee pursuant to Section 4 of this Grant Agreement (“Dividend Equivalents”). The Company shall accumulate Dividend Equivalents and, following vesting of the related PSU, will pay the Grantee a single lump sum cash amount equal to the Dividend Equivalents on the same date that shares of Common Stock are delivered with respect to such PSU, as described in Section 4 of this Grant Agreement. Any accumulated and unpaid Dividend Equivalents attributable to a PSU that is cancelled are immediately forfeited upon cancellation and will not be paid.

4. Delivery and Tax Withholding. As soon as practicable after the Vesting Date and during the [Year] calendar year, the Company shall deliver to the Grantee (i) a number of shares of Common Stock equal to the number of vested PSUs and (ii) the Dividend Equivalent cash amount with respect to each vested PSU (in each case net of applicable tax withholding and fees). Delivery shall be electronic, through the brokerage account established by the Company for the Grantee, or in such other medium as is determined by the Company. The Grantee is ultimately responsible for any and all applicable taxes, regardless of the amount withheld or reported. Notwithstanding the foregoing, the date of issuance or delivery of shares of Common Stock may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such shares of Common Stock to the extent such postponement is permissible under Section 409A of the Code.

5. Data Security and Privacy.

a.Data Collection, Processing and Usage. Personal data collected, processed and used by the Company in connection with Awards granted under the Plan includes the Grantee’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Awards granted, cancelled, exercised, vested, or outstanding. In granting Awards under the Plan, the Company will collect the Grantee’s personal data for purposes of allocating shares of Common Stock in settlement of the Awards and implementing, administering and managing the Plan. The Company collects, processes and uses the Grantee’s personal data in compliance with the Company’s Employment Data Protection Standards and the Uses of Employment Data for the Company’s entities. The Grantee may exercise rights to access, correction, or restriction or deletion where applicable, by contacting the Grantee’s local HR manager or initiating a request through www.onehr.ge.com or any successor website maintained by the Company or a third party designated by the Company.

b.Administrative Service Provider. The Company transfers the Grantee’s personal data to UBS Financial Services, which assists with the implementation, administration and management of the Plan (the “Third-Party Administrator”). In the future, the Company may select a different Third-Party Administrator and share the Grantee’s personal data with another company that serves in a similar manner. The Third-Party Administrator will open an account for the Grantee to receive and trade shares of Common Stock acquired under the Plan. The Grantee will be asked to agree on separate terms and data processing practices with the Third-Party Administrator, which is a condition to the Grantee’s ability to participate in the Plan. The privacy policy of the Third-Party Administrator may be reviewed on the UBS Financial Services portal or the portal of a successor Third Party Administrator.

6. Additional Requirements. The Company reserves the right to impose other requirements on the Award, shares of Common Stock acquired pursuant to the Award, and the Grantee’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan. Without limiting the generality of the foregoing, the Company may require the Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
7. Non-solicitation, Non-competition and Compliance with Agreements. During the Grantee’s employment with the Company or any Affiliate, and for the one-year period following the Grantee’s Termination of Employment (the “Restriction Period”), the Grantee will not, without prior written approval from the Senior Human Resources Manager of the Grantee’s Company business segment, or if the Grantee is an “officer” pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder by the Securities and Exchange Commission (a “Section 16 Officer”), the Committee: (a) whether on his or her own behalf or in conjunction with any other person or third party, directly or indirectly solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or any Affiliate (a “Restricted Person”) to terminate his or her employment relationship with, or accept any other employment outside of, the Company and the Affiliates; (b) directly hire, or recommend or cause to be hired by an entity for which the Grantee works, or with which the Grantee is otherwise associated or owns more than a 1% ownership interest, any person who is, or was within one year before or after the Grantee’s Termination of Employment, a Restricted Person (this restriction does not apply where legally impermissible, such as California); or (c) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company and the Affiliates, including, but not limited to, recruiters and prospective employers. The above restrictions do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Company or any Affiliate.

In addition, the Grantee agrees that during the Restriction Period, the Grantee will not, without prior written approval from the Senior Human Resources Manager of the Grantee’s Company business segment, or if the Grantee is a Section 16 Officer, the Committee, whether directly or indirectly, perform activities or services in the Restricted Area for any Competitive Company which: (a) are similar in nature to the activities and services the Grantee performed for the Company or any Affiliate (or gained confidential information about, as described in the Employee Innovation and Proprietary Information Agreement or similar agreement with the Company, or “EIPIA”) during the last two years of Grantee’s employment; and/or (b) will include Grantee working on products or services that are competitive with the products or services the Grantee worked on during the last two years of Grantee’s employment with the Company or any Affiliate. The term “Competitive Company” means any company or other third party that provides products and services that are competitive with the Company or any Affiliate. The term “Restricted Area” means the country in which the Grantee is based. Grantee agrees that the foregoing Restriction Period and Restricted Area are reasonable and appropriate to protect the Company’s legitimate business interests and goodwill because (i) the Company or any Affiliate has material business operations in the Restricted Area as of the Grantee’s Termination of Employment and (ii) the Grantee has provided services in, had a material presence or influence in, and/or has received confidential information about (as described in the EIPIA) the Restricted Area during the last two years of the Grantee’s employment with the Company or any Affiliate. The foregoing restrictions do not apply where legally impermissible (such as California). To the extent the Grantee is subject to an existing non-competition agreement with the Company or any Affiliate (the “Prior Agreement”), the Prior Agreement shall be incorporated herein by reference and the Prior Agreement and this Grant Agreement shall be read together; provided, however, that where the provisions are inconsistent, the more restrictive covenant shall apply.

Furthermore, during the Grantee’s employment with the Company or any Affiliate, and for all periods thereafter, the Grantee will not breach his or her EIPIA or otherwise disclose the Company’s or any Affiliate’s non-public information.

The Grantee agrees that any breach by him or her of the foregoing obligations inevitably would cause substantial and irreparable damage to the Company and the Affiliates for which money damages may not be an adequate remedy. Accordingly, the Grantee agrees that the Company and the Affiliates will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. The Grantee also agrees to indemnify and hold the Company and the Affiliates harmless from any loss, claim or damages, including, without limitation, all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Grant Agreement, as well as to repay any payments made hereunder (regardless of whether the PSUs are vested), except to the extent that such reimbursement is prohibited by law.

The Grantee agrees that the payment and benefits provided for in the Grant Agreement constitute fair and reasonable consideration for Grantee’s compliance with Section 7 of this Grant Agreement.

8. Alteration/Termination. Under the express terms of this Grant Agreement, the Committee shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any PSUs without the consent of the Grantee. Furthermore, if the Company determines in its sole discretion that the Grantee has engaged in conduct that (a) constitutes a breach of this Grant Agreement or any confidentiality, non-solicitation, or non-competition agreement with the Company or any Affiliate, applicable to the Grantee (including, for the avoidance of doubt, the covenants contained in Section 7 of this Grant Agreement), (b) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or any Affiliate or (c) occurred prior to the Grantee’s Termination of Employment and would give rise to a Termination of Employment for Cause (regardless of whether such conduct is discovered before or after the Grantee’s Termination of Employment), any outstanding PSUs shall be cancelled immediately, and any amounts previously conveyed under this Grant Agreement shall be subject to recoupment. In any event, the PSUs provided under this Grant Agreement shall be further subject to the Company’s policy with respect to compensation recoupment, as in effect and amended from time to time. The Grantee agrees that the Company may take any such actions as are necessary to effectuate recoupment or applicable law without further consent or action being required by the Grantee, including issuing instructions to any Third-Party Administrator to (i) hold the Grantee’s shares of Common Stock and other amounts acquired under the Plan and/or (ii) reconvey, transfer, or otherwise return such shares of Common Stock and other assets to the Company. Also, the PSUs shall be null and void to the extent the grant of the PSUs or the vesting thereof is prohibited under the laws of the country of residence of the Grantee.

For the avoidance of doubt, nothing in this Grant Agreement or elsewhere prohibits or restricts the Grantee from communicating with, or voluntarily providing information the Grantee believes indicates possible or actual violations of law to, any local, state or federal government agency (including but not limited to the Securities and Exchange Commission), any legislative body, law enforcement, or any self-regulatory organization, or from making any other disclosures that are statutorily protected by the law of the state in which the Grantee primarily resides.

9. Plan Terms and Definitions. Except to the extent that the context clearly provides otherwise, all terms used in this Grant Agreement have the same meaning as given such terms in the Plan. This Grant Agreement is subject to the terms and provisions of the Plan, which are incorporated by reference. In the event of any conflict between the provisions of this Grant Agreement and those of the Plan, the provisions of the Plan shall control.

As used in the Plan and this Grant Agreement, the following terms shall have the meanings set forth below:

a.“Cause” means, as determined in the sole discretion of the Committee, the Grantee’s: (i) breach of any confidentiality, non-solicitation or non-competition agreement with the Company or any Affiliate, applicable to the Grantee, or breach of a material term of any other agreement between the Grantee and the Company or any Affiliate; (ii) engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or any Affiliate; (iii) commission of an act of dishonesty, fraud, embezzlement or theft; (iv) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (v) failure to comply with the Company’s or any Affiliate’s policies and procedures, including but not limited to the Company’s code of conduct. The Grantee’s employment or service will be deemed to have been terminated for Cause if the Committee determines subsequent to such termination that Cause existed at the time of such termination.

b.“Change in Control” means the occurrence of any one of the following events:
i.a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby a Person directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either (A) the then-outstanding shares of Common Stock (the “Outstanding Shares”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);
ii.the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the Company’s assets (a “Business Combination”), unless following such Business Combination all or substantially all of the beneficial owners of the Outstanding Shares or Outstanding Voting Securities immediately prior to the Business Combination beneficially own (directly or indirectly) more than 50% of the then-outstanding shares of common stock or combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from the business combination (including an entity that as a result of the Business Combination owns (directly or indirectly) the Company or all or substantially all of the Company’s assets in substantially the same proportions as their ownership immediately prior to the Business Combination.
For the avoidance of doubt, a public offering, internal restructuring or transfer of Common Stock or assets to any Affiliate will not be treated as a Change in Control.

10. Interpretation and Construction. This Grant Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including correction of any defect or omission and reconciliation of any inconsistency) shall be binding and conclusive. All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Grant Agreement shall be made in the Committee’s sole discretion. Determinations made under this Grant Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

11. Severability. The invalidity or unenforceability of any provision of the Plan or this Grant Agreement will not affect the validity or enforceability of any other provision of the Plan or this Grant Agreement, and each provision of the Plan and this Grant Agreement will be severable and enforceable to the extent permitted by law.

12. Shareholder Rights. The Grantee shall not have any voting or other shareholder rights unless and until shares of Common Stock are actually delivered to the Grantee.

13. No Employment Rights. The grant of the Award described in this Grant Agreement does not give the Grantee any rights in respect of employment with the Company or any Affiliate.

14. Discretionary Award, Extraordinary Benefit. Awards under the Plan are granted to employees of the Company and the Affiliates in the Committee’s sole discretion. The Award described in this Grant Agreement is a one-time benefit and does not create any contractual or other right to receive other Awards under the Plan or other benefits in lieu thereof. Future grants, if any, will be at the sole discretion of the Committee. The Grantee’s participation in the Plan is voluntary. This Award (and each other Award, if any, granted under the Plan) constitutes an extraordinary item of compensation and is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, or other benefit rights (unless otherwise expressly provided in an applicable benefit plan).

15. No Transfer or Assignment. No rights under this Award shall be assignable or transferable by the Grantee, except by will or by laws of descent and distribution or to the extent expressly permitted by the Plan.

16. Successors and Assigns. The Company may assign any of its rights under this Grant Agreement. This Grant Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Grant Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors or administrators.

17. Section 409A. To the extent applicable, this Grant Agreement shall be construed and administered consistently with the intent to comply with or be exempt from the requirements of Section 409A of the Code and any state law of similar effect (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4) and/or another exemption). Where the Grant Agreement specifies a window during which a payment may be made, the payment date within such window shall be determined by the Company in its sole discretion.

18. Entire Agreement. This Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Committee contain all of the provisions applicable to the PSUs. No other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

By acknowledging this Grant Agreement, the Grantee acknowledges and confirms that the Grantee has read this Grant Agreement and the Plan (including applicable addenda), and the Grantee accepts and agrees to the provisions therein.

19. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this or other Awards under the Plan by electronic means. The

Grantee hereby consents to receive such documents electronically and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20. Global Addendum. Notwithstanding any provisions in this document to the contrary, the PSUs will also be subject to the special terms and conditions set forth on Appendix C for Grantees who reside outside of the United States. Moreover, if a Grantee is not a resident of any of the countries listed on Appendix C as of the Grant Date, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix C constitutes part of this Grant Agreement.